EXHIBIT 10.5

LEASE EXPANSION AND

EXTENSION AND AMENDING AGREEMENT

THIS AGREEMENT is dated for reference the 25th day of June, 2004

BETWEEN:

NEWVEST REALTY CORPORATION 1055 DUNSMUIR Street, Suite 1800 Four Bentall Centre Vancouver, British Columbia V7X 1B1

(the “Landlord”)

OF THE FIRST PART

AND:

CLASS SOFTWARE SOLUTIONS LTD., (formerly known as Escom Software Services Ltd.), a body corporate having a head office address of Suite 300, 6400 Roberts Street, Burnaby, British Columbia V5G 4C9

(the “Tenant”)

OF THE SECOND PART

WHEREAS:

A. By a lease made the 13th day of September, 1999 (the “Lease”), HOOPP REALTY inc., (the “Original Landlord”), as landlord, leased to the Tenant for a term (the “Term”) of five (5) years, commencing on the 1st day of December, 1999 and ending on the 3rd day of November, 2004, certain premises, located on the third floor and known as Suite 300 of the building civically described as 6400 Roberts Street (the “Buildings”), in the City of Burnaby, in the Province of British Columbia, containing a certified area of 16,292 square feet (the “Original Premises”), all upon the further terms and conditions contained in the Lease;

B. The Landlord herein succeeded to the interest of the Original Landlord in and to the Original Premises and in and to the Lease, such that the landlord under the Lease is the Landlord herein;

C. The parties have agreed:

(i)	that the Tenant shall lease from the Landlord additional premises in the Buildings on the fourth floor and known as Suite 495 (the “Expansion Premises”) containing an area of approximately 750 square feet for a term of six (6) years, commencing on the 1st day of December, 2004 and ending on the 30th day of November, 2010; and

(ii)	to extend the Term of the Lease for the Original Premises for a further period of six (6) years commencing on the 1st day of December, 2004 and ending on the 30th day of November, 2010,

all as more fully set herein,

WITNESS that in consideration of the covenants and agreements hereinafter contained, the Landlord and the Tenant hereby agree as follows:

PART 1

DEFINITIONS AND INTERPRETATION

1.1 The parties confirm that the recitals to this Agreement are true and correct in substance and in fact.

1.2 Capitalized terms used in this Agreement and not defined herein shall have the meaning set out in the Lease.

PART 2

EXPANSION OF PREMISES

2.1 The Landlord demises and leases unto the Tenant and the Tenant demises and leases from the Landlord the Expansion Premises shown outlined in red on the plan attached to this Agreement. With respect to the leasing of Expansion Premises the parties hereto hereby covenant, acknowledge and agree that:

(a)	the Tenant will accept the Expansion Premises in an “as is, where is” condition;

(b)	the Landlord has no responsibility or liability for making any renovations, alterations or improvements in or to the Expansion Premises. The Landlord makes no representation or warranty with respect to the usability of any existing phone lines and/or data cables in the Expansion Premises and the Tenant at its own expense, shall be responsible for all modifications required to reuse such phone lines and/or data cables;

(c)	all further renovations, alterations or improvements in or to the Expansion Premises are the sole responsibility of the Tenant and shall be undertaken and completed at the Tenant’s expense and strictly in accordance with the provisions of the Lease. Should the Tenant require additional utilities, additional heating, ventilation or air conditioning because of the nature of its business in excess of those already provided to the Expansion Premises, then the Tenant shall be responsible for the cost of installing and/or supplying such additional utilities, subject to the Landlord’s prior approval. No construction or demolition work shall commence until proof of the Tenant’s insurance has been provided to the Landlord;

(d)	the term of the Lease for the Expansion Premises shall be six (6) years commencing on the 1st day of December, 2004 and ending on the 30th day of November, 2010 and all other terms and conditions contained in the Lease shall apply to the Expansion Premises, except as amended by Part 3 of this Agreement, as and from December 1, 2004; and

(e)	the Lease shall be amended pursuant to the amendments contained in Part 4 of this Agreement.

PART 3

EXTENSION OF LEASE

3.1 The Term of the Lease shall be extended with respect to Original Premises for a further period of six (6) years, commencing on the 1st day of December, 2004, and ending on the 30th day of November, 2010 on the same terms and covenants and conditions as are contained in the Lease, except as follows:

(a)	the Tenant will accept the Original Premises in an “as is, where is” condition;

(b)	the Landlord has no responsibility or liability for making any renovations, alterations or improvements in or to the Original Premises, The Landlord makes no representation or warranty with respect to the usability of any existing phone lines and/or data cables in the Original Premises and the Tenant at its own expense, shall be responsible for all modifications required to reuse such phone lines and/or date cables;

(c)	all further renovations, alterations or improvements in or to the Original Premises are the sole responsibility of the Tenant and shall be undertaken and completed at the Tenant’s expense and strictly in accordance with the provisions of the Lease. Should the Tenant require additional utilities, additional heating, ventilation or air conditioning because of the nature of its business, in excess of those already provided to the Original Premises, then the Tenant shall be responsible for the cost of installing and/or supplying such additional utilities, subject to the Landlord’s prior approval. No construction or demolition work shall commence until proof of the Tenant’s insurance has been provided to the Landlord; and

(d)	the Lease shall be amended pursuant to the amendments contained in Part 4 of this Agreement.

PART 4

AMENDMENTS TO LEASE

4.1 The parties acknowledge and agree that as and from the 1st day of December, 2004 (the “Effective Date”), the Lease is amended as follows:

(a)	Section 1.01 of the Lease, being the Basic Terms, is amended as follows:

(i)	Subparagraph (a) is deleted in its entirety and replaced with the following:

“(a)(i) Landlord:	Newvest Realty Corporation

(ii) Address of Landlord:	1055 Dunsmuir Street Suite 1800 Vancouver, British Columbia V7X 1B1”,

(ii)	Subparagraph (d) is deleted in its entirety and replaced with the following:

“(d) Leased Premises:	Suites 300 and 495 The whole of the 3rd floor and a portion of the 4th floor of Sperling Plaza 6400 Roberts Street Burnaby, British Columbia”.

(iii)	Subparagraph (e) is deleted in its entirety and replaced with the following:

“(e) Rentable Area of Leased Premises:	A total Rentable Area of approximately 17,042 square feet, being comprised of Suite 300 having a certified Rentable Area of 16,292 square feet and Suite 435 having a Rentable Area of approximately 750 square feet”.

(iv)	Subparagraph (f) is deleted in its entirety and replaced with the following;

“(f)(i) Term:	Six (6) years

(ii) Commencement Date:	December 1, 2004”.

(v)	Subparagraph (g) is deleted in its entirety and replaced with the following:

“(g)	Minimum Rent (section 5.01):

(i)	As and from December 1, 2004 to and including November 30, 2005, $170,420.00 per annum, $14,201.67 per month, based upon an annual rate of $10.00 per square foot of the Rentable Area of the Leased Premises;

(ii)	As and from December 1, 2005 to and including November 30, 2007, $178,941.00 per annum, $14,911.75 per month, based upon and annual rate of $10.50 per square foot of the Rentable Area of the Leased Premises; and

(iii)	As and from December 1, 2007 to and including November 30, 2010, $187,462.00 per annum, $15,621.83 per month, based upon an annual rate of $11.00 per square foot of the Rentable Area of the Leased Premises.”.

(vi)	Subparagraph (h) is deleted in its entirety,

(vii)	Subparagraph (i) is amended by deleting “$3l,075.62” and replacing with “$17,795.62”.

(viii)	Subparagraph (j) is deleted in its entirety and replaced with the following:

“(j) Schedules:	“A” – Floor Plans Showing Leased Premises “B” – Lands “C” – Rules and Regulations “D” – Special Clauses “E” – Parking”

(b)	Section 19.14 of the Lease is amended by deleting the first sentence in its entirety and replacing with the following:

“The Landlord acknowledges that it is holding the sum set out in Section 1.01 hereof as the Security Deposit to be applied in payment of the last months’ Rent”.

(c)	Schedule “A” to the Lease is amended by adding the plan attached to this Agreement as page 2 to such Schedule “A” and all references to Leased Premises in the Lease shall mean the Original Premises together with the Expansion Premises as described herein.

(d)	Schedules “D”, “E”, “F”, “G”, “H” and “I” to the Lease are deleted m their entirety.

(e)	“Schedule “D” – Special Clauses” attached to this Agreement shall be added to and become part of this Lease.

(f)	Schedule “J” to the Lease is renamed “Schedule “E” – Parking”.

PART 5

MISCELLANEOUS PROVISIONS

5.1 The Tenant represents and warrants that it has the right, full power and authority to agree to these amendments to the Lease, and other provisions contained in this Agreement.

5.2 The parties confirm that in all other respects, the terms, covenants and conditions of the Lease remain unchanged and in full force and effect, except as modified by this Agreement.

5.3 This Agreement and everything herein contained shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first set out above.

THE LANDLORD:

NEWVEST REALTY CORPORATION		)
)
)
)
Per:	/s/ illegible	)
	Authorized Signatory	)
)
Per:	/s/ illegible	)
	Authorized Signatory	)

I/We have the authority to bind the Corporation

THE TENANT:

The CORPORATE SEAL of		)
CLASS SOFTWARE SOLUTIONS LTD.		)
was hereunto affixed in the presence of:		)
)
Per:	/s/ Ralph Turfus	)
	Authorized Signatory	)
)
Per:		)
	Authorized Signatory	)

I/We have the authority to bind the Corporation

PLAN

4TH FLOOR OF 6400 ROBERTS STREET

Sperling Plaza I

Fourth Floor

FOURTH FLOOR

Vacancy

Completed Transactions

Leases Expiring During the Year

Arnold & Associates
Land Surveying Inc.

SCHEDULE “D”

SPECIAL CLAUSES

1.	PRE-AUTHORIZED PAYMENT PLAN

The Tenant authorizes the Landlord to withdraw monthly Rent payments from the Tenant’s account by way of direct withdrawals, as may be arranged from time to time Between financial institutions administering (the Tenant’s and the Landlord’s accounts. The Tenant further agrees to execute and provide whatever further documentation, account information, cancelled cheques or otherwise, which are reasonably requested by the Landlord in order to assist the Landlord in the administration of a pre-authorized payment procedure for monies owing or accruing due as Rent under the Lease.

2.	FREE MINIMUM RENT

Notwithstanding anything to the contrary herein contained, but subject to the Tenant being in occupancy and not in default, the Landlord shall provide the Tenant with sixteen (16) Minimum Rent The free Minimum Rent shall be applied by the Landlord against the payment of Minimum Rent accruing due during the calendar months of:

DECEMBER 2004 THROUGH TO AND INCLUDING MARCH 2005;

DECEMBER 2005 THROUGH TO AND INCLUDING MARCH 2006;

DECEMBER 2006 THROUGH TO AND INCLUDING MARCH 2007;

DECEMBER 2007 THROUGH TO AND INCLUDING MARCH 2008;

of the Term and Section 1.01(g) and Section 5.01 of the Lease shall be deemed to have been amended accordingly. For greater certainty, the Tenant acknowledges and agrees that notwithstanding the period of free Minimum Rent set out above it shall remain responsible for payments of all other amounts owing under the Lease.

3.	TENANT IMPROVEMENT ALLOWANCE

The Landlord shall pay to the Tenant as a contribution towards the cost of the Tenant’s leasehold improvements, facility upgrades, furniture and equipment (together the “Leasehold Improvements”), installed by or on behalf of the Tenant, the sum of $10.27 multiplied by the Rentable Area of the Leased Premises plus goods and services tax. Such contribution shall be payable to me Tenant when the Leasehold Improvements have been installed and said for by the Tenant and the Tenant has furnished evidence satisfactory to the Landlord of such installation of the Leasehold Improvements and payment and the Tenant has made a statutory declaration as to the non-existence of any liens.

4.	TENANT’S RIGHT OF FIRST OFFER

The Tenant, provided it is in occupancy of the whole of the Leased Premises and is not in default under the terms of the Lease, shall have a one time right of first offer, with respect to the premises civically described as Suite 400, 6400 Roberts Street and Suite 493, 6400 Roberts Street (collectively the “Additional Premises”), on the terms and conditions and In the manner as follows:

(a)	Upon the Additional Premises becoming available for lease the Landlord will be written notice advise the Tenant of same, such notice to identify the premises in question.

(b)	Upon receipt of the Landlord’s written notice as set out above, the Tenant shall have seven (7) business days to submit to the Landlord an offer to lease (the “Offer”) with respect to the Additional Premises, such Offer to contain the terms under which the Tenant would be prepared to lease the Additional Premises from the Landlord Including, without limitation, the basic rent payable and the term. Should the Tenant fail to submit an Offer to the Landlord within such seven (7) business day period, this right of first offer will cease to be of any force or effect with respect to the Additional Premises described in the Landlord’s notice.

(c)	Upon receipt of the Offer, the Landlord shall have seven (7) business days to accept the same, and if the Landlord does so accept the Tenant’s Offer there will be a binding agreement to lease the Additional Premises between the Landlord and the Tenant on the terms set out in the Offer.

(d)	If the Landlord does not accept the Offer, the landlord shall be entitled to lease the Additional Premises to third parties on terms no less favourable to the Landlord (accounting for the net effective rate to the Landlord). Notwithstanding the foregoing, if the Landlord is unable to least the Additional Premises to a third party on terms not less favourable to the Landlord (accounting for the net effective rate to the Landlord) to those contained in the Tenant’s Offer, the Landlord will not lease the Additional Premises to any third parry without first again giving the Tenant the opportunity to submit an Offer with respect to the same pursuant to this provision.

(e)	The provisions hereof shall not apply to any portion of the Additional Premises in connection with which it is the intention of the Landlord to tease the same to subsidiaries or associated companies or entities of the Landlord or its property or asset managers, or any portion of the Additional Premises in respect of which the Landlord temporarily or permanently relocates an existing tenant of the development for bona fide business reasons not initiated for the purpose of defeating the Tenant’s rights hereunder.

Notwithstanding the foregoing, should the Tenant exercise its right of first offer with respect to the Additional Premises comprising all of Suite 400 and/or Suite 493 prior to November 30, 2007, the terms of the lease for such Additional Premises (the “Additional Premises Lease”) shall be the same as the terms of the Lease for the Leased Premises save that:

(f)	the term of the Additional Premises Lease shall be for a term equal to the remainder of the Term of the Lease for the Leased Premises then outstanding;

(g)	the rent payable for the Additional Premises shall be at the same rate per square foot, with the same incremental increases, as is then being paid for the Leased Premises;

(h)	provided that the Tenant exercises its right of first offer prior to November 30, 2007, the Tenant shall receive free Minimum Rent for the Additional Premises as set out in Schedule “D”, paragraph 2, save and except that the free Minimum Rent shall be provided on a pro-rata basis (for example, if the Tenant commits to lease the Additional Premises on the second anniversary of the Commencement Date, 66.67% of the Term shall be remaining at that point and the Tenant shall receive 66.67% of the free Minimum Rent outlined In Schedule “D”, paragraph 2 of the Additional Premises; and

(i)	the Tenant shall receive as an allowance for the Additional Premises an amount equal to $10,27 per square foot of the Rentable Area of the Additional Premises, multiplied by a fraction having as its numerator the number of whole months remaining in the initial Term of the Lease for the Leased Premises as of the commencement date for the Additional Premises Lease and having as its denominator 72, which allowance shall be payable in the same manner and under the same conditions set out in Schedule “D”, paragraph 3, but modified so as to apply to the Additional Premises.

5.	TENANT’S RIGHT OF EARLY TERMINATION

At any time after November 1, 2007, the Tenant shall have a one time right to cancel the Lease by giving to the Landlord six (6) months prior written notices of its intention to do so. In the event the Tenant exercises its right of termination as aforesaid, the Tenant covenants and agrees to:

(a)	vacate the Leased Premises in accordance with the terms of the Lease on the effective date of termination;

(b)	pay to the Landlord all amounts on account of Rent payable in accordance with the terms of the Lease up to and including the effective date of termination; and

(c)	pay to the Landlord on or before the effective date of termination the sum equal to $7.07 multiplied by the Rentable Area of the Leased Premises.

6.	EXTENSION OF TERM

The Tenant, provided it has not exercised its right of termination as provided by paragraph 5 of Schedule “D” and further provided it has not been in material default during the Term, shall have one option to extend the Term of the Lease for a further period of five (5) years (the “Extended Term”), such option to be exercised upon twelve (12) months’ written notice to the Landlord, prior to the expiry of the initial Term, not to be given sooner than eighteen (18) months prior to expiry of the initial Term. The Extended Term shall be on the same terms and conditions as the initial Term except for Minimum Rent, any free rent allowance, fixturing period, tenant improvement allowance or other incentive or inducement and except for this option to extend.

The Minimum Rent payable by the Tenant during the Extended Term shall be negotiated and agreed upon between the parties prior to the commencement of the Extended Term based on the prevailing fair market Minimum Rent at the commencement of the Extended Term for similarly improved premises of similar size, quality, use and location in office buildings of similar size, quality and location in Burnaby, British Columbia. Failing such agreement, then within two (2) months prior to the commencement of the Extended Term, Minimum Rent shall be determined by arbitration under the provisions of the Commercial Arbitration Act (British Columbia) and in accordance with this clause provided that the Minimum Rent payable shall not in any case be less than that payable by the Tenant during the last year of the Initial Term.

7.	CONFIDENTIALITY OF LEASE TERMS

The Tenant agrees to keep the terms and conditions of this Lease strictly confidential. For clarity, if the terms herein are disclosed to another party, save only to the Tenant’s lawyers, accountants, consultants or as imposed by law, then in addition to any other rights or remedies the Landlord may have, the Tenant shall, at the Landlord’s sole option, be considered in default under the terms of this Lease.